NEW ENGLAND BANCSHARES, INC.
855 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT:	Scott D. Nogles, Chief Financial Officer
(860) 253-5200

New England Bancshares, Inc. Announces an $862,000
Improvement for Net Income for the Quarter
Ended June 30, 2010

ENFIELD, CT, July 22, 2010– New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, reported net income for the quarter ended June 30, 2010 of $681,000, or $0.11 per diluted share as compared to a loss of $181,000, or $0.03 per share, reported for the same quarter a year ago.  The increase was primarily attributable to higher net interest income in the three months ended June 30, 2010 and the absence of the $322,000 FDIC special assessment and $220,000 of merger expenses recorded in the year ago period.  Additionally, in the three months ended June 30, 2009 the Company recognized a $175,000 gain on the sale of its investment management division, Riverside Investments.

President’s Comments:

President and CEO David J. O’Connor commented, “We continue to benefit from the acquisitions we made over the last 3 years as evidenced by the increase in the Company’s net interest income.  However, the uncertainty over the economy has caused some customers to move cautiously with respect to business decisions, such as purchasing properties or entering into new ventures.  This uncertainty has slowed the growth in our loan portfolio in the first fiscal quarter.  The focus of management and the Board of Directors continues to be increasing earnings per share and book value while serving the needs of our customers and the local community.”

Results – First Quarter, June 30, 2010:

•
Net interest income was $5.5 million for the three months ended June 30, 2010, an increase of $1.6 million, or 42.2%, compared to the same quarter last year.  The Company has seen expansion in its net interest margin which rose to 3.60% for the quarter ended June 30, 2010 from 2.84% for the quarter ended June 30, 2009.

•
Net loans increased $8.4 million, or 1.6%, to $523.9 million at June 30, 2010.  The composition of the loan portfolio at June 30, 2010 was 41% residential mortgage loans, 40% commercial real estate loans, 14% commercial loans, 3% construction loans and 2% consumer loans.

•	Non-interest expense for the quarter ended June 30, 2010 was virtually unchanged from the same period a year ago as the Company focused on cost control to enhance profitability and earnings per share.
•	Non-accruing loans were $10.0 million at June 30, 2010 versus $9.0 million at March 31, 2010.
•	The Company has ample liquidity, ending the current quarter with $52.6 million in cash and cash equivalents. Management will seek to prudently deploy these funds into loans and securities.
•	The Bank is well capitalized, as defined by regulatory agencies, with a Tier 1 capital ratio of 7.32%.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended June 30,
	2010	2009
Net interest income	$5,521	$3,883
Provision for loan losses	659	680
Non-interest income	560	687
Non-interest expense	4,346	4,293
Net income (loss)	681	(181)
Earnings (loss) per share:
Basic	$0.11	$(0.03)
Diluted	0.11	(0.03)

Dividend per share	$0.02	$0.02

Balance Sheet Data	June 30, 2010	March 31, 2010
Total assets	$692,596	$675,059
Total loans, net	523,866	515,504
Allowance for loan losses	4,838	4,625
Other real estate owned	3,024	2,846
Total deposits	525,054	517,572
Repurchase agreements	34,498	23,460
FHLB advances	54,065	56,860
Total equity	68,741	67,907
Book value per share	11.14	11.00
Tangible book value per share	8.14	8.00

Key Ratios	Three Months Ended June 30,
	2010	2009
Return on average assets	0.40%	(0.12)%
Return on average equity	3.99%	(1.11)%
Return on average tangible equity	5.47%	(1.52)%
Net interest margin	3.60%	2.84%

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